EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey R. Hines, President	York, PA 17401
Or	jeffh@yorkwater.com
Kathleen M. Miller, Chief Financial Officer
kathym@yorkwater.com
Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY REPORTS THREE MONTHS EARNINGS
AND ANNOUNCES ITS FOURTH ACQUISITION OF 2012

York, Pennsylvania, May 8, 2012:  The York Water Company's (NASDAQ:YORW) President, Jeffrey R. Hines, announced today the Company's financial results for the first quarter of 2012.

President Hines reported that first quarter operating revenues of $9,669,000 increased $24,000, and net income of $1,941,000 decreased $198,000 compared to the first quarter of 2011.  Modestly higher water revenues due to an increased customer base were offset by increases in wages, distribution system maintenance and depreciation. In addition, the first quarter of 2011 benefited from life insurance proceeds, while the first quarter of 2012 did not, and tax law changes were not as favorable as 2011.  Earnings per share for the three-month period decreased $0.02 compared to the same period last year.

During the first three months of 2012, the Company invested $2.1 million in capital projects for upgrades to its enterprise software system and its distribution system, as well as various replacements of aging infrastructure. The Company estimates it will invest an additional $10.0 million in 2012 for expansion and improvements to its systems and infrastructure to continue providing excellent customer service and ensuring a safe, adequate, and reliable supply of drinking water for the Company’s growing customer base.

	Three Months Ended March 31 In 000's (except per share)
	2012	2011
Operating Revenues	$9,669	$9,645
Net Income	$1,941	$2,139
Average Number of Common Shares Outstanding	12,802	12,696
Basic Earnings per Common Share	$0.15	$0.17
Dividends Paid Per Common Share	$0.1336	$0.1310

In April, the Company signed an agreement to purchase the water assets of the Windy Brae Mobile Home Park in York County, Pennsylvania at a purchase price of $18,000. The Company expects to close on this acquisition that serves 135 customers in the third quarter.  With this acquisition, York Water has now announced three water and one wastewater acquisition in 2012 and expects to begin serving these approximately 715 new customers in the second and third quarters of 2012 following necessary approvals from regulatory authorities.

This news release may contain forward-looking statements regarding the Company’s operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company’s actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

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